Investment Sub-Advisory Agreement

This Investment Sub-Advisory Agreement (this “Agreement”) is made as of November 21, 2023, by and among the First Trust Exchange-Traded Fund VIII, a Massachusetts business trust (the “Trust”), First Trust Advisors L.P., an Illinois limited partnership (the “Manager”) and a registered investment adviser with the Securities and Exchange Commission (“SEC”), and Janus Henderson Investors US LLC, a Delaware limited liability company and a registered investment adviser with the SEC (the “Sub-Adviser”).

Whereas, the First Trust Active Global Quality Income ETF (the “Fund”) is a series of the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, the Trust has retained the Manager to serve as the investment manager for the Fund pursuant to an Investment Management Agreement between the Manager and the Trust dated November 21, 2023 and effective with respect to the Fund on November 21, 2023 (as such agreement may be modified from time to time (the “Management Agreement”));

Whereas, pursuant to the Management Agreement, the Fund will pay to the Manager, at the end of each calendar month, and the Manager agrees to accept as full compensation therefor, an investment management fee equal to an annual rate of the Fund’s average daily net assets as set forth in the Management Agreement (the “Investment Management Fee”);

Whereas, the Management Agreement provides that the Manager may, subject to certain requirements, appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement; and

Whereas, the Trust and the Manager desire to retain the Sub-Adviser to furnish investment advisory services for the Fund’s investment portfolio, upon the terms and conditions hereafter set forth.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.         Appointment. The Trust and the Manager hereby appoint the Sub-Adviser to serve as Sub-Adviser and to provide certain investment sub-advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, the Fund or the Manager in any way, nor otherwise be deemed an agent of the Trust, the Fund or the Manager.

This appointment shall be non-exclusive and nothing in this Agreement shall affect or limit the right of the Sub-Adviser to undertake any other business or venture whatsoever or provide the Fund or the Manager with any right or claim on the income or revenues of any such other business or venture, subject to exception for any liabilities the Sub-Adviser may have under Sections 7, 9 and 11 below.

2.         Services to Be Performed. Subject always to the supervision of the Trust’s Board of Trustees (the “Board of Trustees” or the “Board”) and the Manager, the Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the assets of the Fund allocated to the Sub-Adviser from time to time, furnish an investment program in respect of, make investment decisions for, and if and to the extent authorized under Section 3 hereof, place all orders (either directly or through the Manager, subject to its best execution obligations) for the purchase and sale of securities and other assets for the Fund’s investment portfolio allocated to the Sub-Adviser, all on behalf of the Fund and as described in the Fund’s most current effective registration statement on Form N-1A, or any successor form thereto, and as the same and as such investment policies described therein may thereafter be amended from time to time and communicated by the Fund or the Manager in writing to the Sub-Adviser. The Sub-Adviser shall also provide U.S. regulatory and compliance oversight with respect to the Fund’s investment portfolio and any sub-adviser appointed pursuant to Section 8 hereof. In the performance of its duties, the Sub-Adviser will (a) satisfy any applicable fiduciary duties it may have to the Fund, (b) monitor the Fund’s investments or other instruments, (c) comply with the provisions of the Trust’s Declaration of Trust and By-laws, as amended from time to time and communicated, in writing, by the Fund or the Manager to the Sub-Adviser, (d) comply with (i) the investment objectives, policies and restrictions stated in the Fund’s most recently effective prospectus and statement of additional information, (ii) such other investment objectives, policies, restrictions or instructions as the Manager or the Trust’s Board of Trustees may communicate to the SubAdviser in writing, and (iii) any changes to the objectives, policies, restrictions or instructions required under the foregoing (i) and (ii) as communicated to the Sub-Adviser in writing and (e) assist the Manager in the valuation of portfolio assets held by the Fund as reasonably requested by the Manager or the Fund, in writing. Notwithstanding the foregoing, the Manager, Fund and Trust hereby acknowledge that the Sub-Adviser is not the pricing agent for the Fund and therefore not responsible for valuing the Fund’s securities for purposes of calculating the Fund’s net asset value. The Sub-Adviser and the Manager will each make its officers and employees available to the other from time to time at reasonable times to review the investment objectives, policies and restrictions of the Fund and to consult with each other regarding the investment affairs of the Fund. The Fund or the Manager will provide the Sub-Adviser with current copies of the Trust’s Declaration of Trust, the Trust’s By-laws, the Fund’s prospectus, statement of additional information and any amendments thereto, and any objective, policies or limitations not appearing therein as they may be relevant to the Sub-Adviser’s performance under this Agreement.

Unless otherwise directed by the Board or the Manager, the Sub-Adviser is hereby authorized to take any action with respect to voting of shares or the execution of proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time, consistent with the Sub-Adviser’s obligations under Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) at its sole discretion in accordance with its proxy voting policies and procedures, a copy of which will be provided to the Fund at the Fund’s written request. The Sub-Adviser shall promptly notify the Manager and the Fund of any material change in the voting policy. The Sub-Adviser, if responsible for proxy voting, will be permitted to represent any holdings on behalf of the Fund at any ordinary or special meeting of shareholders and will have the right to exercise any voting rights or any other similar or connected rights.

The Sub-Adviser shall not be required to render any legal advice or initiate litigation with respect to portfolio assets, including, but not limited to, class action and bankruptcy claims.

3.         Brokerage and Trade Execution

The Sub-Adviser will have no authority or responsibility to select brokers or dealers or otherwise place orders for the execution of the purchases and sales of portfolio investments on behalf of the Fund, unless and until such time as the Trust, the Manager and the Sub-Adviser mutually agree that the Sub-Adviser will be authorized to undertake such activities on behalf of the Fund. Unless and until otherwise directed by the Manager, orders for purchases and sales of portfolio investments shall be communicated from the Sub-Adviser to the Manager. Notwithstanding the preceding two sentences, if, and only to the extent that, the Board and the Manager grant the Sub-Adviser the authority to select brokers and/or dealers and/or otherwise place orders for the execution of the purchases and sales of portfolio investments on behalf of the Fund in the future, the following provisions of this Section 3 will apply:

(a)            Unless otherwise provided by the Manager in writing, the Sub-Adviser is authorized to select, in consultation with the Manager, the brokers, dealers, futures commission merchants, banks or any other agent or counterparty that will execute the purchases and sales of portfolio investments for the Fund, and is directed to use its commercially reasonable efforts to obtain best execution (pursuant to the Sub-Adviser’s best execution obligations), in such manner that the Fund’s total cost or proceeds in each transaction is the most favorable under the circumstances, taking into account all appropriate factors, including among other things, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the Fund and to the extent permitted by and in conformance with applicable law (including, if applicable, Rule 17e-1 under the 1940 Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser.

(b)           It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or the Fund, or be in breach of any obligation owing to the Trust or the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the value of the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. The Fund and the Manager shall instruct the custodian for the Fund to accept and act upon instructions for purchases and sales of portfolio securities and other investment transactions for the account of the Fund issued by the Sub-Adviser pursuant to this Agreement.

(c)       In addition, the Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities or other instruments placed with respect to the assets of the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates to attempt to obtain more favorable price or lower brokerage commissions and efficient execution, if in the Sub-Adviser’s reasonable judgment such aggregation is in the best interest of the Fund as well as other accounts. In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the assets so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner. Nevertheless, the Fund and the Manager acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to, among other things, the price or size of the assets obtainable or salable. Whenever the Fund and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each and in compliance with its policies and procedures, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities, assets or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities, assets or instruments for another client.

(d)       The Fund may adopt policies and procedures that modify or restrict the Sub-Adviser’s authority regarding the execution of the Fund’s portfolio transactions set forth herein, provided that no such policy or procedures shall bind the Sub-Adviser until it has been communicated by the Fund or the Manager in writing to the Sub-Adviser.

4.         Cross Trades. The Sub-Adviser will not arrange purchases or sales of securities or other assets between the Fund and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures that have been communicated by the Fund or the Manager in writing to the Sub-Adviser, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund and (c) the Board of Trustees has approved these types of transactions.

In no instance will the Fund’s portfolio assets be purchased from or sold to the Manager, the Sub-Adviser or any affiliated person of either the Trust, the Manager, or the Sub-Adviser, except as may be permitted under the 1940 Act and under no circumstances will the Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers.

5.         Communications. The Sub-Adviser acknowledges that the Fund intends to rely on Rule 10f-3, Rule 12d3-l, Rule 17a-10 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Manager (the “First Trust Fund complex”) or consult with an affiliated person of any such sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), in each case concerning transactions for the Fund or any fund in the First Trust Fund complex in securities or other fund assets. A list of each sub-adviser to the First Trust Fund complex and each affiliated person of any such sub-adviser is provided by the Manager, and the Manager will promptly notify the Sub-Adviser of any amendments to such list. In addition, with respect to a fund in the First Trust Fund complex with multiple sub-advisers, the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of the fund’s portfolio as may be determined from time to time by the Board of Trustees or the Manager, and shall not consult with a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other portion of the fund’s portfolio concerning transactions for the fund in securities or other assets. Notwithstanding the foregoing, the provisions in this paragraph do not apply to the consultations between the Sub-Adviser and any sub-adviser retained by the Sub-Adviser pursuant to Section 8 hereof.

The Sub-Adviser will communicate to the officers and Trustees of the Trust such information relating to transactions for the Fund as they may reasonably request.

6.         Standard of Care, Board Reporting and Other Services. The Sub-Adviser further agrees that it:

(a)       will use the same degree of skill and care in providing its services pursuant to this Agreement as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(b)       will (i) in the performance of its duties under this Agreement, conform in all material respects to all applicable rules and regulations of the SEC, the Commodity Futures Trading Commission and any other applicable regulatory authority, (ii) in the performance of its duties under this Agreement comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to the Sub-Adviser in writing and (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory, commodity pool operator and commodity trading advisory activities;

(c)       will report to the Manager and to the Board of Trustees on a quarterly basis by telephone or in person as agreed between the Manager and the Sub-Adviser and will make appropriate persons available by telephone or in person as agreed between the Manager and the Sub-Adviser for the purpose of reviewing with representatives of the Manager and the Board of Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund’s investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees;

(d)       will prepare and maintain such books and records with respect to the Fund’s assets and other transactions for the Fund’s investment portfolio as required for registered investment advisers under applicable law, the Fund’s policies and procedures or as otherwise reasonably requested, in writing, by the Manager or the Board of Trustees and will prepare and furnish the Manager and the Board of Trustees such periodic and special reports as the Board of Trustees or the Manager may reasonably request. Such records prepared and maintained by the Sub-Adviser as required hereunder shall be open to inspection at all reasonable times by the Manager or the Fund and any appropriate regulatory authorities. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Manager or the Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 of the Advisers Act or other applicable law; and

(e)       will monitor the pricing of portfolio assets, and events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of managing the portfolio investments of the Fund, and will notify the Manager promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the investments may primarily trade but before the time at which the Fund’s investments are priced on a given day) that may materially impact the pricing of one or more securities or other assets in the Fund. In addition, the Sub-Adviser will at the Manager’s reasonable request assist the Manager in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected investment or investments. Notwithstanding the foregoing, the Manager, Fund and Trust hereby acknowledge that the Sub-Adviser is not the pricing agent for the Fund and therefore not responsible for valuing the Fund’s securities for purposes of calculating the Fund’s net asset value.

7.         Expenses. During the term of this Agreement, the Sub-Adviser will be responsible to pay the following:

(a)       The Sub-Adviser will pay one-half of all expenses of the Fund (including the cost of transfer agency, custody, fund administration, legal, audit and other services and license fees, if any) but excluding (i) the fee payment under this Agreement, (ii) the Investment Management Fee, (iii) interest, taxes, acquired fund fees and expenses (if any), brokerage commissions and other expenses connected with the execution of portfolio transactions (such as dividend and distribution expenses from securities sold short and/or other investment related costs), (iv) distribution and service fees payable pursuant to a Rule 12b-1 plan, if any, and (v) extraordinary expenses (collectively, the “Fund Expenses”) in the manner set forth in Section 9 below.

(b)       The Sub-Adviser will pay all its expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and other assets (including but not limited to brokerage commissions, taxes and other expenses connected with the execution of portfolio transactions) purchased, sold or otherwise disposed of, for the Fund.

(c)       The Sub-Adviser agrees to bear any and all costs and expenses arising in connection with any actual, proposed, expected or possible assignment of this Agreement by the Sub-Adviser (even if a proposed, expected or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination of this Agreement (or possible or anticipated termination of this Agreement) as a result of the Sub-Adviser’s assignment of this Agreement (or possible or anticipated assignment of this Agreement), then the Sub-Adviser shall bear, without limitation, (i) the expenses and costs incurred in connection with preparing, printing, filing and mailing an information statement or proxy statement, as applicable and (ii) if relevant, solicitation and other costs associated with the use of a proxy statement. The preceding two sentences, however, shall not apply in the event of an assignment or proposed assignment by the Manager, including any termination of this Agreement that results from an assignment of the Management Agreement or this Agreement, in each case, arising from a change in control of the Manager. The costs and expenses set forth in this paragraph together with the Fund Expenses are collectively, the “Sub-Adviser’s Expenses.”

8.         Additional Sub-Advisers; Participating Affiliated Investment Managers. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act (after taking into effect any exemptive order, amendments thereto, noaction assurances or other relief, rule or regulation upon which the Fund may rely) and the approval of the Manager, the Sub-Adviser may retain one or more additional sub-advisers at the Sub-Adviser’s own cost and expense for the purpose of furnishing one or more of the services described herein with respect to the Fund. Retention of a sub-adviser hereunder shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement and the Sub-Adviser shall be responsible to the Fund for all acts or omissions of any sub-adviser in connection with the performance of the Sub-Adviser’s duties hereunder.

Subject to applicable law, including the 1940 Act and the Advisers Act, the rules thereunder, and relevant positions of the SEC and its staff, the Sub-Adviser, through a participating affiliate arrangement, may retain one or more affiliated investment managers at the Sub-Adviser’s own cost and expense for the purpose of furnishing one or more of the services described herein with respect to the Fund. Any portfolio managers or associated persons of the Sub-Adviser (within the meaning set forth in the Advisers Act) shall be subject to the supervision of the Sub-Adviser. A participating affiliate arrangement shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement and the Sub-Adviser shall be responsible to the Fund for all acts or omissions of any of its participating affiliates in connection with the performance of the Sub-Adviser’s duties hereunder. To the extent the Sub-Adviser utilizes the services of a participating affiliate, it will provide the Manager and the Fund with 30 days’ prior written notice, which will include the identity of the participating affiliate, and such other information as may be requested by the Manager or the Fund.

9.         Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee (the “Sub-Advisory Fee”) equal to 50% of the Investment Management Fee; provided, however, such Sub-Advisory Fee payment shall be reduced by the amount of Sub-Adviser’s Expenses owed by the Sub-Adviser under Section 7 hereof. The Sub-Advisory Fee net of the Sub-Adviser’s Expenses shall be payable in arrears on or about the first day of each month during the term of this Agreement. If the Sub-Adviser’s Expenses owed by the Sub-Adviser are greater than the Sub-Advisory Fee, the Sub-Adviser shall pay the Fund/Manager the difference by the date the Sub-Advisory Fee would have been due. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

10.      Services to Others. The Trust and the Manager acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust. In addition, the Trust and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in its respective duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

11.      Limitation of Liability. The duties of the Sub-Adviser under this Agreement are limited to those expressly set forth herein and as may be imposed under applicable law, and no duties of the Sub-Adviser shall be implied under this Agreement. The Sub-Adviser shall not be liable for, and the Fund, Trust and Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security or other asset) in connection with the performance of the Sub-Adviser’s duties under this Agreement, except the Sub-Adviser shall be liable for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

12.      Term; Termination. This Agreement shall become effective on the date set forth above (the “Effective Date”), provided that it has been approved in the manner required by the 1940 Act (after taking into effect any exemptive order, amendments thereto, no-action assurances, or other relief, rule or regulation upon which the Fund may rely), and shall remain in full force until the two year anniversary of the Effective Date unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder (after taking into effect any exemptive order, amendments thereto, no-action assurances, or other relief, rule or regulation upon which the Fund may rely); provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Adviser upon sixty (60) days’ written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund upon sixty (60) days’ written notice to the Sub-Adviser by the Fund without payment of any penalty.

This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC under the 1940 Act.

This Agreement shall automatically terminate in the event the Management Agreement between the Manager and the Trust on behalf of the Fund is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 9 or the obligation of the Sub-Adviser to pay the Sub-Adviser’s Expenses as described in Sections 7 and 9 earned or accrued prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Fund, subject to applicable law. Sections 11, 14 and 15 shall survive termination or the end of the term of this Agreement. Termination of this Agreement shall not affect any rights or claims accrued under this Agreement prior to its termination.

13.      Compliance Certification. From time to time the Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act, as are reasonably requested by the Fund or the Manager, in writing. In addition, upon written request, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-1 under the 1940 Act.

14.      Confidentiality. The Sub-Adviser shall treat as confidential and use only in connection with the Fund in accordance with this Agreement all non-public information of the Fund and the Manager delivered or disclosed in writing to the Sub-Adviser in the course of the Sub-Adviser’s performances under this Agreement. The Manager, the Fund and the Trust shall treat as confidential and use only in connection with the Fund in accordance with this Agreement all non-public information of the Sub-Adviser delivered or disclosed in writing to the Fund or the Manager in the course of the Sub-Adviser’s performances under this Agreement, including for avoidance of doubt investment decisions, trading strategies, and investment advice for the Fund provided by or on behalf of the Sub-Adviser or any other sub-advisers appointed by the Sub-Adviser under Section 8 (“Recommendations”). The undertakings in the first two sentences of this paragraph shall not (a) limit disclosures that are required to be made under or by applicable laws and regulations, governmental bodies of competent jurisdiction, stock exchanges or self-regulatory organizations, or the rules of any such stock exchange or self-regulatory organization, in legal proceedings or by subpoena, judicial or administrative order, civil investigative demand or other similar means (including, without limitation, by deposition, interrogatory, requests for information or documents in any legal or administrative proceeding); (b) apply to information that becomes public without a breach of this paragraph; or (c) prohibit disclosures on a confidential basis to any party’s affiliates, consultants, lawyers, accountants, bankers, securities brokers, other sub-advisers appointed by the Sub-Adviser under Section 8, or other service providers to any of the parties to this Agreement related to the performances contemplated by this Agreement. The parties acknowledge that any breach of the undertakings in the first two sentences of this paragraph might result in immediate, irreparable injury to another party and that, accordingly, equitable remedies, including ex parte remedies, are appropriate in the event of any actual, apparent or threatened breach of any such undertaking. The undertakings in this paragraph shall apply to derivative works.

The Fund and the Manager shall not use, or permit any of their affiliates to use, any Recommendations for any purpose other than the management of the Fund.

15.      Sub-Adviser Marks. The Trust, the Fund and the Manager acknowledge that associates of the Sub-Adviser own the names “Janus Henderson Group”, “Janus Henderson Investors”, and “Janus Henderson”, and all related names, marks, and trade dress (collectively, the foregoing are the “Janus Henderson Marks”) and all associated goodwill. The Trust, the Fund and the Manager shall not take any action inconsistent with such ownership, including, without limitation, contesting the ownership of or validity of the Janus Henderson Marks. All use of the Janus Henderson Marks under this Agreement inures to the sole benefit of the Sub-Adviser for and on behalf of the owners of the Janus Henderson Marks. The Trust, the Fund and the Manager shall upon request execute and deliver such documents as the Sub-Adviser may reasonably require to further evidence, assure, and confirm the foregoing.

It is understood that the Trust, the Fund and the Manager have the right to use the Janus Henderson Marks in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Sub-Adviser, such approval not to be unreasonably withheld, and for so long as the Sub-Adviser is Sub-Adviser of the Fund, except to the extent required by law. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when (i) previously approved materials are re-issued with minor, non-material, modifications, (ii) the Manager and Sub-Adviser identify materials which they jointly determine do not require the Sub-Adviser’s approval and (iii) used as required to be disclosed in the registration statement of the Fund. Upon termination of this Agreement, the Trust and the Fund shall forthwith cease to use such name (or derivative or logo) except to the extent required by law.

16.      Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Fund:	If to the Sub-Adviser:
First Trust Exchange-Traded Fund VIII, on behalf of First Trust Active Global Quality Income ETF First Trust Advisors L.P. 120 E. Liberty Drive Wheaton, Illinois 60187 Attention: Secretary	Janus Henderson Investors US LLC 151 Detroit Street Denver, Colorado 80206 Attention: U.S. Legal Department

The Manager and Fund also hereby consent to the electronic delivery of the Sub-Adviser’s Form ADV, privacy policy and other periodic disclosures and notices to the email address listed above or through other electronic means as agreed to by the parties from time to time. The Sub-Adviser also consents to the electronic delivery of any operational or similar materials provided by the Manager or the Fund in the course of the Sub-Adviser’s services to the Fund hereunder through electronic means agreed to by the parties from time to time.

17.      Additional Limitations on Liability. All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of the Fund by the Trust’s officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust or Fund individually but the obligations imposed upon the Trust or Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Trust or Fund must look solely to the assets of the Fund for the enforcement of any claims.

18.      Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19.      Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 17 hereof, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) the laws of the State of Illinois. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no-action assurance, order (including any amendment thereto) or other relief of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

20.      Amendment. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

21.      Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust’s Declaration of Trust and other governing documents of the Fund.

22.      Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

23.      Forum Selection. Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the “Chosen Courts”). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

24.      Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Sub-Advisory Fee described in Section 9 and the obligation of the Sub-Adviser to pay the Sub-Adviser’s Expenses as described in Sections 7 and 9 are not severable.

25.      Entire Agreement; Counterparts. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

In Witness Whereof, the Trust on behalf of the Fund, the Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

First Trust Advisors L.P.	Janus henderson investors US LLC
By /s/ James M. Dykas	By John Brandt
Title: Chief Financial Officer	Title: Sr. Managing Director

First Trust Exchange-Traded Fund VIII, on behalf

of First Trust Active Global Quality Income ETF

By:   /s/ Derek Maltbie

Title:     Treasurer